For Immediate Release

Syniverse Completes Acquisition of Aicent

New capabilities position Syniverse as the leader in LTE enablement to deliver the future potential of mobile

TAMPA, Fla. - Aug. 4, 2014 - Syniverse today announced that it has completed its acquisition of Aicent for approximately $292 million, after working capital, 2013 EBITDA, cash and other adjustments. This acquisition is expected to expand Syniverse’s global communications network, drive increased value to customers through augmented real-time intelligence services, and extend the company’s global reach to mobile subscribers, enterprises and mobile operators, especially in Asia.

With the acquisition complete, Syniverse is the leader in the enablement of LTE roaming and interconnect, offering direct connectivity critical to deliver the advanced mobile experiences that end users expect in 4G and beyond, including VoLTE. In particular, Syniverse now enables direct reach to half of the global mobile population across nine of the top 10 international voice routes and 16 of the top 20 international roaming routes. In addition, the company provides an expanded messaging footprint with added direct SMS and MMS connectivity.

“Combining our global networks, in particular increasing our direct IPX connections, will give Syniverse additional reach to help the world’s mobile service providers deliver the connectivity end users demand and to fully realize the value of LTE networks,” said Jeff Gordon, President and CEO, Syniverse. “With our customers as our top focus, we believe we are better positioned to deliver on the promise of mobile context throughout our expanded footprint for the exchange of real-time information, which we expect will ultimately lead to an enhanced mobile experience for end users everywhere.”

The acquisition brings to Syniverse connectivity, roaming and interworking solutions that can ultimately enable Syniverse’s customers to deliver enhanced, contextual mobile experiences. For example, Syniverse now supports increased IPX Diameter signaling traffic, making it possible for a growing number of end users around the globe to enjoy LTE.

“In addition to expanded global reach, the acquisition is expected to increase our in-region technology development and customer support, so we can facilitate a seamless transition for our customers, as they remain our top priority,” Gordon said. “This is an excellent combination of top mobile experts and networks that will benefit players across the entire mobile ecosystem, and I look forward to what’s ahead as we serve our customers in new ways.”

About Syniverse
Syniverse is the leading global transaction processor that connects more than 1,500 mobile service providers, enterprises, ISPs and OTTs in nearly 200 countries and territories, enabling seamless mobile communications across disparate and rapidly evolving networks, devices and applications. We deliver innovative cloud-based solutions that facilitate superior end-user experiences through always-on services and real-time engagement. For more than 25 years, Syniverse has been simplifying complexity to deliver the promise of mobility - a simple, interoperable experience, anytime, anywhere. For more information, visit www.syniverse.com, follow Syniverse on Twitter or connect with Syniverse on Facebook.

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For more information:

Bobby Eagle
Syniverse Public Relations
+1 813.766.8592
bobby.eagle@syniverse.com